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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

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                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of report (Date of earliest event reported):    September 16, 1997


                      SPECIALTY EQUIPMENT COMPANIES, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)




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
          Delaware                                                   0-22798                                 36-3337593
    (STATE OR OTHER JURISDICTION                                   (COMMISSION                             (IRS EMPLOYER
     OF INCORPORATION)                                            FILE NUMBER)                           IDENTIFICATION NO.)



               1245 Corporate Blvd., Suite 401, Aurora, IL                                                     60504
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)                                                      (ZIP CODE)

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Registrant's telephone number, including area code:   (630) 585-5111


                               Not applicable.
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             (FORMER NAME OR ADDRESS, IF CHANGED SINCE LAST REPORT)
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ITEM 5.  OTHER EVENTS.

       On September 16, 1997, the Registrant announced that its Board of Directors (the "Board") has approved a plan to purchase up to $10 million worth of its Common Stock, par value $.01 per share ("Common Stock"), in the open market and in private transactions (the "Repuchase Plan"). The total number of shares of Common Stock to be purchased shall not exceed 600,000 shares, or approximately 3% of the aggregate outstanding shares as of the announcement. The exact number of shares to be purchased and the price to be paid will depend upon the availability of shares, the prevailing market prices and any other considerations which may in the opinion of the Board or management affect the advisability of purchasing Common Stock. The shares purchased will be held as treasury shares and used for general corporate purposes. The share repurchase will be funded from existing cash, internally generated funds or through short-term debt. The press release regarding the Repurchase Plan is included herein as an exhibit and incorporated herein by reference in its entirety.

       In connection with the Repurchase Plan, the Registrant entered into a stock purchase agreement with one if its major stockholders, Malcolm Glazer, and a family partnership affiliate of Mr. Glazer (the "Glazers"). Pursuant to this agreement, the Glazers will participate in the Repurchase Plan through an agreement to sell a pro rata portion of their shares at the average per share price paid to other selling stockholders. A special committee of the Board, consisting entirely of outside directors, approved this agreement. The stock purchase agreement is included herein as an exhibit and incorporated herein by reference in its entirety.


ITEM 7.  EXHIBITS.

Exhibit 99.1.       Press Release of Registrant dated September 16, 1997.

Exhibit 99.2. Stock Purchase Agreement dated as of September 16, 1997 between Malcolm Glazer, Malcolm I. Glazer Family Limited Partnership and the Registrant.


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       Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  SPECIALTY EQUIPMENT COMPANIES, INC.



Date: September 16, 1997          By:  /s/ Donald K. McKay
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                                       Donald K. McKay
                                       Executive Vice President - Finance





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